Exhibit 10.1

Stock Transfer Agreement

Seller A: Tsuyoshi Shirahama

Seller B: Mitsuko Shirahama

Buyer: Leifras Co., Ltd.

Stock Transfer Agreement

Tsuyoshi Shirahama (hereinafter referred to as “Seller A”), Mitsuko Shirahama (hereinafter referred to as “Seller B”) (and Sellers A and B together referred to as “the Sellers”), and Leifras Co., Ltd. (hereinafter referred to as “the Buyer”) hereby enter into an agreement (hereinafter referred to as “this Agreement”) concerning the Buyer’s acquisition of shares of Tokai Sports Co., Ltd. (hereinafter referred to as “the Target Company”) as follows.

Chapter 1: Purpose and Definitions

(the purpose)

Article 1	This agreement is entered into with the aim of transferring control of the Target Company from the sellers to the buyer by having the sellers transfer all of the Target Company’s outstanding shares to the buyer, with the aim of further developing both the Target Company and the Buyer.

(definition)

Article 2	In this Agreement, the terms used in each paragraph of this Article without further definition shall have the meanings set forth in each paragraph of this Article.

1	“Target shares” refers to the 400 shares owned by the sellers listed below, out of the total 400 outstanding shares of the target company.

Note

Seller A: 280 shares

Seller B: 120 shares

2	“Target business” refers to all businesses operated by the Target Company as of the date of conclusion of this agreement.

3	The “execution date” refers to June 1, 2026.

Chapter 2 Transfer of Target Shares

(Transfer of shares)

Article 3	the execution date, the sellers will transfer to the buyer, in exchange for receiving payment of the full amount of the share transfer price set forth in the following article in accordance with the provisions of this Agreement, the transfer request form for the transfer of ownership of the target company’s shareholder register, which will be jointly made by the sellers and the buyer, and all of the target shares, and the buyer will acquire all of the target shares from the sellers (hereinafter referred to as the “Share Transfer”).

2	The sellers shall perform their obligations set forth in this chapter, provided that the following conditions are met on the execution date. However, the sellers may waive all or part of these conditions.

1	The Buyer’s representations and warranties made in Section 8 are true and accurate as of the execution date.

2	The buyer has fulfilled the obligations set forth in each item of Article 11 by the execution date.

3	The Buyer shall perform its obligations set forth in this Chapter, provided that the following conditions are met on the execution date; however, the Buyer may waive all or part of these conditions.

1	The sellers’ representations and warranties under Section 8 are true and accurate as of the execution date.

2	The sellers have fulfilled their obligations as stipulated in each paragraph of Article 10 by the execution date.

4	The sellers and buyers mutually acknowledge that any confirmation or waiver of the preconditions set forth in the preceding two paragraphs does not constitute a declaration of intent to waive any claim for damages or any other rights set forth in this Agreement.

5	method pursuant to Article 5 and the delivery of important goods pursuant to Article 6 (hereinafter collectively referred to as “the execution of the share transfer”) shall be carried out on the execution date.

(Transfer price of shares)

Article 4	In exchange for receiving delivery of all of the target shares (including delivery of the name transfer request form specified in the preceding paragraph), the buyer will pay each of the sellers the following amounts as consideration for the target shares ([*] yen per share; a total of [*] yen; hereinafter, the transfer price of shares to each seller will be referred to as the “transfer price of each share,” and the total amount will be referred to as the “transfer price of the shares”).

Note

Seller A: [*] yen

Seller B: [*] yen

(payment method)

Article 5	The Buyer shall pay the share transfer price to Sellers A and B by bank transfer to the respective bank accounts specified below, on the execution date, in exchange for the delivery of the important goods specified in the following article. However, the Buyer shall bear the bank transfer fees.

Note

Seller A

Bank name and branch name: [*]

Account type/number: [*]

Name of the person in question: Tsuyoshi Shirahama

Seller B

Bank name and branch name: [*]

Account type/number: [*]

Name of the person in question: Mitsuko Shirahama

(Prerequisite)

Article 6	The Buyer shall perform its obligations as set forth in Article 4, provided that all of the following conditions are met on the execution date.

1	Article 8 are true and accurate.

2	The sellers have fulfilled or complied with all obligations they are required to perform or comply with under this Agreement by the time of the execution of the share transfer.

3	The target company’s shareholders’ meeting must have passed a resolution approving this transfer of shares.

4	Article 10, Paragraph 7, the sellers have submitted letters of resignation to the target company.

5	material adverse effect on or could have a material adverse effect on the target company’s business, assets, liabilities, financial condition, operating results, cash flows, or future earnings plans or prospects, and there is no risk of such events occurring.

6	The following documents must be provided to the buyer.

①	A certified copy of the minutes of the target company’s shareholders’ meeting, showing that a resolution approving the transfer of the target shares was made.

②	of the original request for approval of the transfer of the target shares and a certified copy of the approval notice.

③	A copy of the resignation letter obtained from the sellers in accordance with Article 10, Paragraph 7.

(Delivery of important items)

Article 7	In exchange for payment of the share transfer price stipulated in the preceding article, the sellers shall deliver the following important items to the buyer:

1	Shareholder register of the target company

2	Seller’s seal certificate

3	The company’s official seal, bank seal, passbook, items listed in the attached list of financial institutions, and seal registration card.

Chapter 3 Representations and Warranties

(Representations and warranties of the sellers)

Article 8	The sellers represent and warrant that, as of the date of execution and execution of this agreement, each of the matters described in the attached representations and warranties of the sellers are true and accurate. Notwithstanding the buyer’s knowledge or potential knowledge of any facts that constitute or may constitute a breach of such representations and warranties, this shall not affect the validity of the sellers’ representations and warranties under this section, nor shall it affect the buyer’s claims of non-satisfaction of the preconditions set forth in Section 6, or the buyer’s claims for compensation or other remedies set forth in Section 15.

(Buyer’s Representations and Warranties)

Article 9	The Buyer represents and warrants that, as of the date of this Agreement and the date of execution of this Agreement, all matters described in the attached Buyer’s Representations and Warranties are true and accurate.

Chapter 4 Handling of the Share Transfer Before Execution

(Obligations of sellers before execution)

Article 10	The sellers shall fulfill the obligations set forth in the following paragraphs to the buyer between the date of this agreement and the execution of the share transfer.

1	Approval of the transfer of the target shares and transition to a company that does not issue share certificates.

The sellers must have the target company’s shareholders’ meeting pass a resolution approving the transfer of shares. Furthermore, the sellers must have the target company amend its articles of incorporation by a resolution of the shareholders’ meeting before the execution date, abolishing the provision for issuing share certificates. The sellers shall ensure that the target company carries out the necessary public notice procedures (public notice of share certificate submission) and notification to shareholders regarding the amendment of the articles of incorporation, thereby completing the procedures stipulated in Article 218 of the Companies Act. It should be noted that the target company becoming a company that does not issue share certificates as of the execution date is a prerequisite for the execution of this transfer of shares.

2	Activities outside the scope of normal business activities

The sellers must ensure that the target company conducts its activities within the scope of its normal business activities, and must not allow the target company to engage in any activities outside the scope of its normal business activities as listed in item 19 of Section 2 of the sellers’ representations and warranties in the attached document, without obtaining the buyer’s prior written consent.

3	Representations and warranties and duty of care

1	If the sellers breach or are likely to breach any of the representations and warranties set forth in Article 8 between the date of this Agreement and the execution of the share transfer, they shall notify the buyer of the nature of such breach or the likelihood thereof within three days.

2	The sellers shall exercise due diligence in the operation of the target company from the date of this agreement until the execution of the share transfer.

3	The sellers are obligated to report to the buyer within three days if, during the operation of the target company from the date of this agreement until the execution of the share transfer, the target company’s assets are damaged, destroyed, lost, or otherwise impaired in function (hereinafter referred to as “damage, etc.”). Furthermore, if the target company’s assets are damaged, etc., the sellers must negotiate with the buyer to change the transfer price if the buyer so desires.

4	Permits, etc.

1	If the target company is required to report to or obtain approval from the relevant government agency in connection with this share transfer, the sellers must ensure that the target company completes these procedures by the execution date.

2	If, by the execution date, the sellers find that the target company no longer meets the requirements for licenses, permits, etc., necessary to conduct the target business (including cases where the company already does not meet these requirements or where the sellers are aware that the company will no longer meet them in the future), they must notify the buyer within three days.

5	the contracts entered into by the target company, those that require special attention in connection with this share transfer (hereinafter referred to as “contracts requiring attention”).

1	Lease agreement

If the lease agreements described in the attached list of contracts requiring action, which the target company has entered into as a lessee, stipulate that the sellers must carry out procedures such as reporting to the lessor or obtaining approval from the lessor in the event of a change in control, etc., the sellers must ensure that the target company carries out these procedures with respect to the transfer of shares in question.

2	Lease agreement

If the lease agreements described in the attached list of contracts requiring action, to which the target company has entered into lease agreements, stipulate that the target company must report to the leasing company or obtain its approval in the event of a change in control, etc., the sellers must ensure that the target company carries out these procedures with respect to the transfer of shares in question.

3	Basic Transaction Agreement, etc.

, that the target company has concluded with its business partners in the attached list of contracts requiring action stipulate that the target company must report to or obtain approval from such business partners in the event of a change in control, etc., the sellers must ensure that the target company carries out these procedures with respect to the transfer of shares in this case.

4	Business-related services

①	In connection with the transfer of shares, if the sellers have stipulated that they need to report to or obtain approval from a servicer in the event of a change in control or other circumstances related to the business-related services described in the attached list of contracts requiring action (hereinafter referred to as “the Business-Related Services”), they must ensure that the target company carries out these procedures with respect to the transfer of shares by the execution date.

②	The sellers are obligated to have the target company deliver the business-related services by the execution date by having the buyer notify the buyer in writing (including by email or other text-based means) of the registration account information necessary for using the business-related services (including the account login ID, password, and other authentication information). However, neither the sellers nor the target company guarantee that the use of the services will not be restricted by the servicer after the registration account information has been delivered.

6	Important documents

1	The sellers will submit their respective seal certificates to the buyer.

2	The sellers will submit to the buyer copies of contracts or other documents that demonstrate the existence of the agreement requiring action.

3	The sellers will submit to the buyer copies of contracts and other documents that demonstrate the existence of debts owed by the target company.

4	The sellers will submit to the buyer copies of title deeds and registration certificates, etc., that demonstrate the existence of rights to the assets held by the target company.

7	Notice of resignation

The sellers shall have the sellers, who are directors of the target company, submit a letter of resignation to the target company by the day before the execution date, stating that they will resign from their positions as directors of the target company as of the execution date.

8	36 agreement

The sellers must conclude a labor-management agreement with employee representatives in accordance with Article 36 of the Labor Standards Act by the day before the execution date and submit the said labor-management agreement to the relevant Labor Standards Inspection Office.

9	The sellers shall make every effort to ensure that all club members who are enrolled as of the date of this agreement remain members until the execution date.

(Buyer’s obligations before execution)

Article 11	shall fulfill the obligations set forth in the following paragraphs to the Sellers between the date of this Agreement and the date of the execution of the share transfer.

1	Breach of Representations and Warranties

1	If the Buyer breaches or is likely to breach any of the representations and warranties set forth in Article 8 between the date of this Agreement and the execution of the share transfer, the Buyer shall notify the Sellers within three days of the nature of such breach or the nature of the likelihood thereof.

2	Contract requiring action

1	Buyers’ obligation to cooperate in the procedures for continuing contracts requiring action.

The buyer is obligated to provide the sellers with any financial statements, identification documents, etc., required by the target company to carry out the procedures specified in each item of Article 10, Paragraph 5.

2	Business-related services

the registration account information necessary for using the Services Related to the Business (including login ID, password, and other authentication information) from the Sellers in writing (including by email or other text-based methods), the Buyer is obligated to promptly verify whether they can connect to the Services Related to the Business using the notified account information.

3	Important documents

1	will submit their seal certificate to seller A.

Chapter 5 Obligations after the execution of this share transfer

(Obligations of sellers after execution)

Article 12	The sellers shall fulfill the following obligations after the completion of the share transfer:

1	Joint and several guarantee

The buyer shall, immediately after the execution date, make every effort, at their own expense and responsibility, to release themselves from their joint guarantee on the office lease agreement, and the sellers shall cooperate in this. If the business partners pursue the sellers’ liability for the joint guarantee, the buyer shall be solely responsible for handling such matters.

2	Non-compete obligation, etc.

1	The sellers shall not conduct, support, or invest in any business that competes with the target company, nor shall they allow any third party to do so, for a period of five years following the execution date of the share transfer.

2	The sellers shall not, after the completion of the share transfer, encourage any officers or employees of the target company to resign or step down from their current positions, nor solicit them to be employed by the sellers or any third party. Furthermore, they shall not encourage any members of the target company’s clubs to withdraw from the clubs, nor solicit them to join clubs operated by the sellers or any third party.

3	Contract requiring action

1	customer

The sellers will cooperate with the buyer in advertising to customers that the target company will be changing its management structure (the method of advertising will be specified by the buyer, such as email, telephone, mail, or social media).

2	Business partners, etc.

The sellers will cooperate with the buyer in reporting the transfer of shares to the target company’s business partners, as requested by the buyer.

3	Business-related services

①	The sellers shall not use the target company’s account information to access the business-related services after the transfer of the shares.

②	The sellers must delete the account information of the companies involved in the business-related services stored on their personal computers, smartphones, and other communication devices (hereinafter referred to as “sellers’ devices”), and log out of all sellers’ devices that remain logged in.

③	If the sellers incur any expenses that the target company should have incurred after the execution date in connection with the switching of business-related services, etc., they must immediately submit a written claim to the target company for the amount incurred.

3	Audit and PPA cooperation

①	The sellers shall cooperate to the extent reasonable with the buyer with respect to the purchase price allocation (PPA) procedures, accounting audits, internal control audits, tax investigations, and other confirmation procedures that the buyer implements in connection with the transfer of shares.

②	In the procedure described in the preceding paragraph, the sellers shall provide information such as identification of intangible assets, future revenue forecasts, customer information, contract information, and other accounting documents, contracts, and future forecast materials necessary for the valuation, and shall respond in good faith to requests for explanations and hearings from the buyer or experts designated by the buyer.

③	The obligations set forth in this section shall remain in effect for three years from the date of execution.

(Buyer’s obligations after execution)

Article 13	The buyer shall fulfill the obligations in the following paragraphs after the completion of the share transfer.

1	Employee treatment

1	The Buyer guarantees that for at least one year following the execution of the share transfer, the Buyer will maintain the employment of all full-time employees employed by the Target Company at the time of the share transfer and will not substantially lower their working conditions compared to those at the time of the share transfer. However, this guarantee shall not apply if the Target Company’s performance deteriorates significantly or if disciplinary grounds arise.

2	In-kind payment of retirement severance pay

1	The Buyer shall, upon the execution of the stock transfer, have the Target Company provide Seller A with a retirement allowance of 3,723,600 yen (hereinafter referred to as the “retirement allowance amount”) in kind, as described in the attached retirement allowance list, on the day of execution.

2	The sellers confirm that, aside from the payment mentioned in the preceding paragraph, they have no claims against the company relating to their retirement.

Chapter 6 Ancillary Agreements

(Supplementary agreement)

Article 14	The sellers and buyer agree the following as matters incidental to the transfer of shares:

1	Agreement on price

The sellers and buyers agree in this agreement that the total value of the share transfer price and the retirement allowance price shall be referred to as the “Transfer Price,” and that the total amount of each of the individual values received by each of the sellers included in the Transfer Price shall be referred to as the “Individual Transfer Prices.”

2	Agreement regarding the handover

①	Seller A (Tsuyoshi Shirahama) shall cooperate to the extent reasonable with the transfer of business operations of the target company at the request of the buyer or the target company for one year from the execution date (hereinafter referred to as the “transfer period”). The transfer shall include accompanying the seller to greet business partners, parents, nurseries, kindergartens and the Nagoya Football Association, explaining guidance policies to full-time and part-time employees, sharing know-how on the operation of various events, providing guidance and persuading employees to stay to prevent the poaching of club members due to the independence or resignation of employees, and providing sincere support and cooperation in resolving such incidents if they occur, as well as other matters necessary for the smooth succession of the business.

②	Compensation for cooperation in the handover will be included in the transfer price, and no separate compensation will be incurred. However, reasonable actual expenses incurred in the handover (such as transportation costs) will be borne by the target company.

③	Even after the expiration of the handover period, Seller A shall endeavor to cooperate in good faith if the Buyer or the Target Company reasonably requires it.

Chapter 7 Compensation for Damages

(Compensation or indemnification for damages)

Article 15	Unless otherwise specified, if the sellers and buyers breach this Agreement willfully or negligently, and this breach causes damage to the other party or the target company, they shall compensate the other party or the target company for such damage (including damages based on claims from third parties and reasonable attorney’s fees; hereinafter the same applies in this Article) for a period of three years after the execution date (however, with respect to the obligations set forth in Article 11, paragraph 1, the period shall be limited to the period set forth in that Article, and with respect to breaches of Article 12, paragraph 2, no time limit shall be set). However, if a claim for damages is made within three years after the execution date (however, with respect to the obligations set forth in Article 12, paragraph 1, within three years after the buyer becomes aware of the breach of such obligation), the right to receive compensation shall survive even after the expiration of that period. Furthermore, if the party that has suffered damages acknowledges it, necessary measures to prevent the damage from occurring may be substituted for compensation.

2	Notwithstanding the provisions of the preceding paragraph, the sellers and the buyer shall compensate or indemnify the other party for any damages incurred by the other party due to the representations and warranties made by the other party being untrue or inaccurate, for a period of three years after the execution date. However, if a claim for damages or compensation is made within three years after the execution date (however, (i) no period is specified in the case of a breach of representations and warranties relating to the attached “Matters Represented and Warrantied by the Sellers,” “Section 1 Matters Concerning the Sellers,” and “IV. Ownership of the Target Shares”; (ii) the period shall be within five years in the case of a breach of representations and warranties relating to the attached “Section 2 Matters Concerning the Target Company,” “Section 2 Matters Concerning the Target Company,” “X. Properness of Tax Filings, etc.” and “X. V. Labor Relations”), the right to receive compensation or compensation shall survive even after the expiration of that period.

3	Notwithstanding the provisions of the preceding paragraphs, the maximum total amount of compensation and reparations borne by each seller shall be the respective transfer price set out in Article 14, Paragraph 1 (however, no upper limit shall be set in the case of a breach of the representations and warranties relating to the attached “Matters Represented and Warrantied by the Sellers,” “1. Matters Concerning the Sellers,” and “4. Ownership of the Subject Shares”), and the sellers shall not be liable for any amount exceeding said upper limit. The sellers shall be jointly and severally liable for their obligations.

4	Notwithstanding the provisions of paragraphs 1 and 2, the maximum total amount of compensation and reparations borne by the buyer shall be the transfer price in this case (however, with respect to those specified in Article 13, paragraph 2, no upper limit shall be set).

5	Any claim for damages or compensation under this Article shall be made in writing, which reasonably states the specific facts giving rise to the claim or compensation and the amount of compensation or compensation sought.

6	Neither the sellers nor the buyer shall have any right to claim damages or any other remedy not provided for in this Agreement for any damages incurred by the other party or the target company arising out of this Agreement.

7	The sellers and buyers acknowledge that they cannot terminate this agreement after the transfer of shares has been completed.

8	Any compensation or other damages that the sellers may pay to the buyer in connection with any breach of representations or warranties by the sellers in accordance with this clause shall be made as an adjustment to the transfer price.

Chapter 8 General Provisions

(Prohibition of transfer of rights and obligations)

Article 16	Neither the sellers nor the buyer shall assign, transfer, or otherwise dispose of any or all of the rights or obligations under this Agreement to any third party, in whole or in part, without the prior written consent of the other party.

(Confidentiality)

Article 17	Except for the information specified in the following items, neither the sellers nor the buyer shall use or disclose to any third party, without the prior written consent of the other party, any information relating to the negotiation process of this Agreement, the fact of the conclusion of this Agreement and the contents of this Agreement, and any other information relating to the transfer of shares or other matters concerning this Agreement (including information obtained during the negotiation process of this Agreement and information relating to the target company; hereinafter referred to as “Confidential Information” in this Article), for any purpose other than achieving the objectives of this Agreement. However, this shall not apply if the recipient is required to disclose the information pursuant to laws and regulations or other similar provisions (the recipient who receives such a request shall promptly notify the disclosing party of such fact). Furthermore, the sellers and the buyer may disclose Confidential Information to lawyers, certified public accountants, tax accountants, judicial scriveners, consultants and other professionals to the extent reasonably necessary to achieve the objectives of this Agreement, subject to confidentiality obligations.

1	Information that the recipient already possessed at the time of disclosure.

2	Information that was already publicly known at the time of disclosure.

3	Information that becomes publicly known after disclosure due to reasons not attributable to the recipient.

4	Information independently developed by the recipient without using the disclosing party’s confidential information.

5	Information disclosed to the recipient by a third party with legitimate authority without any obligation of confidentiality.

2	Notwithstanding the provisions of the preceding paragraph, with respect to confidential information relating to the target company, the buyer shall be obligated to comply with the obligations set forth in the preceding paragraph until the completion of the share transfer, and the sellers shall be obligated to comply with the obligations set forth in the preceding paragraph from the completion of the share transfer.

3	The announcement regarding this share transfer will be made after consultation between the sellers and the buyer, and the specific details, timing, and method will be determined by separate agreement.

(cost)

Article 18	Unless otherwise agreed, all expenses incurred by the sellers and buyers in order to enter into this agreement, execute the transfer of shares, and perform any other obligations under this agreement (including fees and expenses for professionals such as lawyers, certified public accountants, and tax accountants) shall be borne by each party.

(Full agreement)

Article 19	This Agreement constitutes the final and complete agreement between the sellers and buyers regarding the transfer of shares and other matters covered herein. All agreements, agreements, contracts and other promises between the parties relating to such matters prior to the date of this Agreement (including all agreements such as expressions of intent, whether written or oral) shall become void upon the conclusion of this Agreement, unless otherwise provided in this Agreement.

(notification)

Article 20	Any notices made by each party in accordance with this Agreement shall be in writing (including electronic records) and shall become effective when they reach the other party.

(Contract amendment)

Article 21	This agreement may not be modified or changed in any way unless properly signed in writing by the sellers and the buyer.

(jurisdiction)

Article 22	The sellers and buyers agree that the Tokyo District Court or the Nagoya District Court shall be the exclusive court of first instance for any disputes arising out of or relating to this Agreement.

(Applicable Law)

Article 23	This agreement shall be governed by and construed in accordance with the laws of Japan (excluding the rules relating to private international law or conflict of laws).

(Good faith consultation)

Article 24	In the event of any doubt regarding the interpretation of the terms of this Agreement, or regarding any matter not provided for in this Agreement, the sellers and buyers shall resolve the matter through good-faith consultation.

In witness whereof, three original copies of this Agreement have been prepared, and the sellers and the buyer shall each sign and seal or sign one copy and keep one copy for themselves. Prior to the conclusion of this Agreement, the buyer received a power of attorney from seller B granting seller A the authority to conclude this Agreement and to receive the sale proceeds.

May 20, 2026

Seller A:
1-14-12 Otsuka -cho, Owariasahi City, Aichi Prefecture

Tsuyoshi Shirahama

Seller B:
1-14-12 Otsuka -cho, Owariasahi City, Aichi Prefecture

Mitsuko Shirahama

Buyer:
4-20-3 Ebisu, Shibuya-ku, Tokyo
Leifras Co., Ltd.
Representative Director: Kiyotaka Ito

Attachment

Financial Institutions Related Catalog

[REDACTED]

Attachment

List of contracts requiring action

[REDACTED]

Attachment

Retirement allowance list

[REDACTED]

Attachment

Settlement Amount List

[REDACTED]

Attachment

Matters represented and warranted by the sellers

However, this excludes the matters described in the attached “Exclusions from Representations and Warranties.”

I	Matters concerning the sellers

1	Powers and Authority: The parties have the legal capacity, capacity to make decisions, capacity to act, and authority necessary to enter into and perform this Agreement.

2	Severance from anti-social forces: Not being an organization that is likely to encourage collective or habitual illegal activities, nor a member of such an organization or a person reasonably judged to be equivalent thereto (hereinafter referred to as “anti-social forces”), and having no capital or financial relationship whatsoever with anti-social forces, whether direct or indirect. Furthermore, not cooperating with or being involved in the maintenance or operation of anti-social forces through funding or other actions, regardless of the name, and not having any contact with anti-social forces.

3	No conflict with laws and regulations: The conclusion and performance of this Agreement, and the execution of the share transfer, will not (i) violate any laws and regulations relating to this Agreement, (ii) violate any judgments of judicial or administrative bodies, etc., against the sellers and the target company, and (iii) violate the articles of incorporation or other internal rules of the target company.

4	Ownership of the target shares: The seller has lawfully and validly acquired and owns the target shares as stated in Article 2, and is the registered and beneficial shareholder of said shares. The target shares are free from any security interests, such as pledges or security interests, or any other restrictions or burdens, except for restrictions on share transfer stipulated in the Act on the Arrangement of Related Laws Following the Enforcement of the Companies Act or in the articles of incorporation of the target company. The sellers have the right to transfer the target shares to the buyer without any burdens, and through this share transfer, the buyer will acquire full rights to the target shares without any burdens.

II	Matters concerning the target company

1	Survival and Authority: The target company is a joint-stock company that is lawfully and validly established and exists in accordance with Japanese law, and that owns its assets and has the legal capacity and capacity to act in order to carry out its current business.

2	Severance from anti-social forces: The target company is not an anti-social force, has no capital or financial relationship with anti-social forces, whether direct or indirect, and there is no evidence that anti-social forces are directly or indirectly involved in the management of the target company. Furthermore, the target company does not cooperate with or participate in the maintenance or operation of anti-social forces through funding or other actions, regardless of the name, and has no contact with anti-social forces. The target company has not appointed anti-social forces or individuals who have contact with anti-social forces as officers or employees, nor does it employ any such individuals.

3	Obtaining Licenses and Permits: Obtaining licenses, permits, approvals, etc. from judicial and administrative bodies, etc., necessary for the conclusion and performance of this agreement, submitting reports and notifications to judicial and administrative bodies, etc., or fulfilling all other necessary procedures under laws, ordinances, regulations, rules, etc. (hereinafter referred to as “laws and regulations”) in a timely manner in accordance with the provisions of such laws and regulations.

4	Authenticity of the shareholder register entries: The shareholder register entries of the target company received by the buyer pursuant to Article 6 must be true.

5	Existence of the target shares: The target company’s outstanding shares consist only of common stock, and no stock options, rights to convert into or acquire shares of the target company, or any other securities or rights that would affect the target company’s shareholder structure or capital structure have been established or granted, nor has any resolution been made within the target company to do so.

6	Subsidiaries, etc.: The target company has no subsidiaries or affiliates, and there are no corporations, partnerships, or other entities in which the target company holds shares or equity for the purpose of controlling management.

7	Financial Statements, etc.: The target company’s balance sheet and income statement (including trial balance) provided to the buyer are prepared in accordance with generally accepted accounting principles in Japan and accurately represent the target company’s financial position and operating results as of each preparation date. The target company has conducted its business within the scope of its normal operations since the preparation date of the balance sheet and income statement (including trial balance), and no events or occurrences have occurred, nor are there any risk of such events occurring, that would have a material adverse effect on or could have a material adverse effect on the target company’s business, operations, assets, liabilities, financial position, operating results, cash flows, or future earnings plans or prospects.

8	Assets, etc.: The target company owns, or has the right to lawfully use, all tangible and intangible assets (including, but not limited to, real estate, movable property, shares, intellectual property, and contracts) necessary and sufficient for the smooth operation of the target business, as recorded on the target company’s balance sheet provided to the buyer. Such assets are operating without hindrance to normal business operations or are in a condition suitable for use in normal business operations.

9	Debts and Liabilities: The target company has no contingent liabilities, and no off-balance-sheet liabilities or shortfalls in provisions or amortization.

10	Appropriateness of tax filings, etc.: The target company has filed lawful and proper tax returns for various tax items, including corporate tax, and public taxes and charges such as social insurance premiums, both domestically and internationally, for the past seven years, and has completed timely payments. Furthermore, there is no risk of any tax assessment being made against the target company regarding its business activities for the past seven years prior to the implementation date.

11	Absence of default: The contracts necessary to carry out the target business have been entered into in a valid and lawful manner, and all rights and obligations stipulated in such contracts are lawful, valid, and legally binding. There have been no breaches of contract by the target company, nor by the other party to such contracts.

12	Absence of contracts requiring approval, etc.: Among the contracts relating to the target business, there are no contracts that stipulate that approval, consent, notification, or other action regarding the stock transfer is required by the execution date, or that such contracts are grounds for termination or loss of the benefit of time (including, but not limited to, ① contracts prohibiting succession through the stock transfer, ② contracts containing transfer restrictions or restrictions on changes of control or officers (Change of Control), and ③ contracts requiring notification in connection with the stock transfer). However, this excludes those specified in each item of Article 10, Paragraph 5.

13	Ownership of Intellectual Property Rights: The patent rights, utility model rights, design rights, and trademark rights (hereinafter referred to as “the Intellectual Property Rights”) held by the Target Company (including joint rights) are validly registered with the Japan Patent Office or the competent patent authority of the country of registration. The examination procedures for the patent applications, utility model registration applications, design applications, and trademark applications (hereinafter referred to as “the Intellectual Property Applications”) filed by the Target Company up to the execution date (including joint applications) are validly pending with the Japan Patent Office or the competent patent authority of the country of application. The Intellectual Property Rights are not subject to security interests. The Target Company has not had any third parties (including inventors) challenge the validity of the Intellectual Property Rights and the Intellectual Property Applications, and no invalidation trials, oppositions, or appeals against trial decisions are pending. There are no disputes whatsoever between the Target Company and inventors or other third parties regarding the ownership of the invention or the payment of reasonable compensation for the invention, and there is no risk of such disputes arising.

14	Non-infringement of intellectual property rights: The company has confirmed, to the extent that is common practice among businesses engaged in the same business as the company, that it does not infringe on the intellectual property rights of third parties (including, but not limited to, patent rights, utility model rights, plant breeder’s rights, design rights, copyrights, trademark rights, circuit layout rights, and other rights or rights relating to legally protected interests established by law concerning intellectual property) with respect to the business or its products, and has not received any claims arising from or related to infringement of third-party intellectual property rights with respect to the business or its products.

15	Labor Relations: The company in question has not violated any labor laws regarding working conditions with its employees, and there are no disputes between the company and its employees or their labor unions, nor are there any circumstances within the company that would give rise to such disputes. Furthermore, there have been no labor disputes between the company and its employees, such as strikes, picketing, work stoppages, or slowdowns. The company in question has fulfilled its obligations to pay its employees’ wages and other compensation, and is not obligated to pay severance pay (excluding those stipulated by laws and regulations) or other contractual obligations arising at the end of employment that are not based on company regulations. The employees of the company in question are not organized into labor unions and are not members of any external labor unions.

16	Environmental aspects: In operating the target business, the target company does not violate any laws, regulations, notices, or administrative guidance concerning pollution or environmental protection (including, but not limited to, regulations concerning soil contamination and groundwater pollution, and hazardous substances such as asbestos in buildings), and there is no use of asbestos in the real estate owned by the target company, and no soil contamination or other environmental pollution has occurred.

17	Absence of Disputes: No lawsuits, arbitrations, mediations, provisional injunctions, provisional attachments, or other judicial or administrative legal proceedings (including, but not limited to, those relating to product defects, intellectual property infringement, or environmental disputes; hereinafter referred to as “Lawsuits, etc.”) are currently pending against the Target Company as a party; the Target Company has not received any warnings or claims from government agencies or third parties, and to the best of the knowledge of the sellers and the officers of the Target Company, there is no risk of receiving any such warnings or claims. There are no lawsuits, etc. that the Target Company intends to file against any third party. Furthermore, there are no judgments, decisions, orders, or other judicial or administrative rulings (excluding those already performed by the Target Company) in which the Target Company is a party or relating to the Target Company’s assets.

18	Compliance with Laws and Regulations, Licenses and Permits: The target company complies with all laws and regulations applicable to the target business, and possesses all necessary licenses and permits to operate the target business in its current manner, and conducts the target business in compliance with the conditions and requirements associated with such licenses and permits.

19	Insurance Contract: The company has product liability insurance, comprehensive property insurance, or other appropriate damage insurance covering the business or assets and products related to the business. No claims have ever been made against the insurer based on such damage insurance.

20	Absence of Changes: The Target Company has not, between the date of the expression of intent and the execution date, taken any action that would cause a material change to the Target Company’s assets or financial condition, except for actions stipulated in this Agreement to be taken by the execution date, without the Buyer’s prior written consent.

①	Significant transfer, disposal, or lease of assets

②	Execution of new loans and other debt obligations, as well as guarantees and collateral.

③	New capital investment and non-recurring purchases

④	Conclusion, termination, and cancellation of non-recurring contracts

⑤	Significant hiring and dismissal of employees, appointment of directors (excluding reappointment), and significant changes to the personnel system.

⑥	Approval of the transfer of shares of the target company (excluding the approval of the share transfer in this case), acquisition of treasury stock

⑦	Issuance of new shares, capital increase, capital decrease, stock split, stock allocation without compensation, stock consolidation

⑧	Mergers, company splits, stock exchanges/transfers, stock issuances, business transfers

⑨	Dividends to shareholders

⑩	In addition to the preceding items, matters not related to daily operations.

21	Disclosure Information: The sellers and the target company have delivered or provided to the buyer all material documents and information existing in connection with the transfer of shares that are relevant to the operation of the target business or the value of the target company. Furthermore, the information disclosed to the buyer by the sellers and the target company in connection with the transfer of shares is materially true and accurate. The sellers and the target company have never provided inaccurate materials to the buyer upon request and have never refused to disclose them except in unavoidable circumstances.

22	Advisor fees, etc.: The Subject Company will not be responsible for or obligated to pay any fees or other expenses of attorneys, patent attorneys, certified public accountants, tax accountants, financial advisors, or other advisors arising out of or in connection with the conclusion and performance of this Agreement or the transactions contemplated herein.

Attachment

Matters represented and warranted by the buyer

However, this excludes the matters described in the attached “Exclusions from Representations and Warranties.”

1	Existence and Authority: The company must be a joint-stock company that is lawfully and validly established in accordance with Japanese law, and that exists lawfully and validly, and that owns its property and has the legal capacity and capacity to act in order to carry out its current business.

2	Authority and Authorization: The Buyer has the authority and power necessary to enter into and perform this Agreement, and has completed all necessary internal procedures for entering into this Agreement and performing the Transfer of Shares.

3	Severance from anti-social forces: The buyer is not an anti-social force, has no capital or financial relationship with anti-social forces, whether direct or indirect, and there is no evidence that anti-social forces are directly or indirectly involved in the buyer’s management. Furthermore, the buyer does not cooperate with or participate in the maintenance or operation of anti-social forces through funding or other actions, regardless of the pretext, and has no contact with anti-social forces. The buyer has not appointed anti-social forces or individuals who have contact with anti-social forces as officers or employees.

4	Obtaining Licenses and Permits: Obtaining all necessary licenses, permits, approvals, etc. from judicial and administrative bodies, reports and notifications to judicial and administrative bodies, etc., or other required procedures under laws and regulations, in a timely manner in accordance with the provisions of laws and regulations, for the conclusion and performance of this agreement and for the execution of the share transfer.

5	No conflict with laws and regulations: The conclusion and performance of this agreement will not (1) violate any laws and regulations, (2) violate any judgments made by judicial or administrative bodies against the buyer, or (3) violate the buyer’s articles of incorporation or other internal regulations.